Exhibit 23.1
                                                ------------

              INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-86912 of Eagle Supply Group, Inc. on Form S-3 of our report dated September 29, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Intangible Other Assets, and Emerging Issues Task Force No. 02-16, Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor, and the Company's change in the method of inventory costing from last-in-first-out ("LIFO") to the average cost method for the inventories not previously accounted for on the average cost method) appearing in this Annual Report on Form 10-K of Eagle Supply Group, Inc. for the year ended June 30, 2003.


 DELOITTE & TOUCHE LLP
 Fort Worth, Texas
 September 29, 2003